EXHIBIT 10a.

February 4, 2011

Dear Beatrice:

The purpose of this letter is to summarize the general terms of your long-term assignment to the U.S. commencing on February 21, 2011 (your “U.S. Assignment”). Upon commencement of your U.S. Assignment, your three-year, short-term expatriate assignment (“Prior Expatriate Assignment”) will terminate and you will no longer be entitled to benefits under the Prior Expatriate Assignment. In addition, during your U.S. Assignment, your French employment contract with Bristol-Myers Squibb SARL (your “French Contract”) will be suspended.

Position

You will continue to hold the position of Senior Vice President Commercial Operations and President Global Commercialization, Europe and Emerging Markets, and you will report to Lamberto Andreotti, Chief Executive Officer. Your position will be changed from level E12A to level E12. Your U.S. Assignment will begin February 21, 2011 and your work location will be Lawrenceville, N.J. You are currently in the U.S. on an L-1 visa. The company will provide you with legal services to assist you in retaining your visa or applying for a U.S. green card, as appropriate.

Compensation

Your compensation will be as follows:

	Current	Proposed	% Increase
Grade Level	E12A	E12
Base Salary	€577,797 ($791,582)	$800,000	1%
Target Bonus %	90%	100%
Target Total Cash	€1,097,814 ($1,504,005)	$1,600,000	6%
LTI Target Value	€1,176,341 ($1,611,587)	$1,830,273
Target Total Direct Comp	€2,274,155 ($3,115,592)	$3,430,273	10%

You will be paid every other week in accordance with U.S. payroll procedures. You may need to complete a Form W-4 to ensure that proper federal, state and social security deductions are made for U.S. tax purposes.

During your U.S. Assignment, you will no longer be paid from the BMS French payroll.

Special Incentive Award

In recognition of your value and criticality to Bristol-Myers Squibb Company, you will be granted a special RSU award valued at $500,000 as an additional bonus for accepting your U.S. Assignment. This award will vest one-third on the third, fourth and fifth anniversaries of the grant date.

Benefits

Healthcare – Social Security: During your U.S. Assignment, you will continue to participate in the company’s FLEX benefits program. There are medical plan choices in the U.S. FLEX benefits program that provide benefits for global medical care. Additionally, you will have the opportunity to continue your French Social Security/healthcare program through the Caisse des Francais de l’Etranger (“CFE”) organization and you will also be eligible for continuation of the French BMS healthcare program, currently through AON. If you continue your French Social Security/healthcare program, you will decide the level of coverage that will apply to you as of the commencement date of your U.S. Assignment, such coverage being at least at a similar level of coverage as the one applied to you before your U.S. Assignment. The same cost-sharing arrangements applied before your U.S. Assignment will continue for you. As the cost for this coverage may change as a result of legal increases/decreases and legal changes to the company/employee cost-sharing arrangement, your contributions may also change accordingly.

Disability: During your U.S. Assignment, you will be covered by the company’s U.S. disability programs. Additionally, you will have the opportunity to continue your French government-provided disability coverage through the CFE organization. A similar level of coverage as the one applied before your U.S. Assignment through AXA will apply to you during the U.S. Assignment. If you wish to continue this French coverage during your U.S. Assignment, the same cost-sharing arrangements applied before your U.S. Assignment will continue for you. As the cost for this coverage may change as a result of legal increases/decreases and legal changes to the company/employee cost-sharing arrangement, your contributions will also change accordingly. The company contribution for this coverage will be taxable income to you in the U.S.

If you wish to continue your French government-provided disability coverage, you will also be eligible for continuation in the French BMS supplemental disability program currently provided through AXA. As the rates increase/decrease for active employees under the supplemental program, your contribution will also change accordingly. The company contribution for this supplemental coverage will be taxable income to you in the U.S.

Retirement: During your U.S. Assignment, your participation in the French Top Hat pension plan (the “French Plan”) will be suspended. In the event the U.S. Assignment is terminated and your French Contract is reinstated pursuant to the Termination provision below, you will receive pension benefits that will be determined by the terms of the French Plan in effect at the time of your retirement. As set forth under the terms of the French Plan and despite the suspension of your French Contract, you will receive credited service during your U.S. Assignment and the pay used in the calculation of your pension will be based on the remuneration as defined in the French Plan it being specified that the applicable compensation to consider would be the average of the last three years of remuneration you received by any company of the Group (as defined in the French Plan).

Based on the U.S./France social security treaty, your time in the U.S. Social Security system will count toward credited time in the French Social Security system for pension purposes. However, in order to continue to accrue quarters of credit in the French system (Social Security, ARRCO/AGIRC) during your U.S. Assignment, you have the opportunity to continue participation through the CFE. Continuation of Social Security coverage via the CFE (CRE for ARRCO and IRCAFEX for AGIRC) requires company and employee contributions based on a percentage of pay in relation to the Social Security limits in France. During your U.S. Assignment, the same cost-sharing arrangements before your U.S. assignment will continue for you. The company cost will be taxable income to you in the U.S. based on the U.S. tax limits for contributions to retirement plans. These costs are subject to change each year according to legal provisions and will impact your contributions accordingly.

You will not be eligible to enroll in the U.S. Savings and Investment Program (401k) given that, under the terms of this letter, your employment service in the U.S. will count toward your government-provided and French Plan benefits in France.

Unemployment: During your U.S. assignment, you are able to retain your French unemployment coverage by making a contribution to the Pole Emploi Expat pursuant to the same cost-sharing arrangements applied before your U.S. Assignment. This amount is subject to change each year according to legal provisions and will impact your contribution accordingly.

Tax Treatment Under French Benefit Programs: In the event you obtain a green card, all company contributions to the French benefit programs would become taxable income to you in the U.S.

Change-in-Control Agreement

You will continue to be eligible to receive benefits set forth in the Change-in-Control Agreement signed by you on January 6, 2008. This Change-in-Control Agreement may be modified pursuant to the terms set forth in the Change-in-Control Agreement.

Tax Preparation

The company will provide U.S. federal and state tax preparation services for the year 2011, which is the transition year of your Prior Expatriate Assignment into the U.S. Assignment.

Relocation & Allowances

Housing: During your U.S. Assignment, you will become responsible for your housing expenses. If you decide to purchase a home, the company will cover reasonable and customary costs related to the purchase, including closing costs and legal fees, as defined in the company’s Relocation Policy.

If you move to another residence (either rental or purchase), the company will pay for the local move and provide a one-time relocation allowance of $5,000 pursuant to the company’s Relocation Policy. This amount will be taxable income to you in the U.S. You will remain eligible for the above relocation benefits for up to one year from the commencement of your U.S. Assignment.

Termination of Employment

Nothing in this letter agreement shall confer on you (i) any right to continue in the employ of the company or any subsidiary, (ii) any specific position or level of employment with the company or any subsidiary, or (iii) affect in any way the right of the company or any subsidiary to terminate your U.S. Assignment without prior notice at any time for any reason or no reason.

In the event you are terminated from your U.S. Assignment, or in the event you terminate your U.S. Assignment, your French Contract will be automatically reinstated. The seniority acquired during your U.S. Assignment will be taken over for the purpose of your French Contract and/or for the purpose of any new employment contract that you would sign with any BMS entity after the end of your U.S. Assignment.

In the event of your voluntary termination of the U.S. Assignment (“voluntary termination”), or an involuntary termination for misconduct or other conduct deemed by the company to be detrimental to the interests of the company (a termination “for cause”), your return transportation and the expenses for shipping your household goods will not be reimbursed.

In the event your U.S. Assignment is involuntarily terminated not for cause by the company, the company will be responsible for the cost of return economy class airfare for you, and the reasonable costs associated with the shipment of your household goods if you elect to return to France.

Governing Law

Any dispute arising under the terms of this letter or in connection with your assignment shall be resolved exclusively in the courts of New Jersey under the laws of the State of New Jersey, the work location during your U.S. Assignment, and applicable U.S. Federal Law.

Sincerely,

/s/ John E. Celentano
John E. Celentano
Senior Vice President, Human Resources, Public Affairs and Philanthropy

Accepted:

/s/ Beatrice Cazala	Date: 02/11/11
Beatrice Cazala
Senior Vice President Commercial Operations and President Global Commercialization, Europe and Emerging Markets